AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TETON ADVISORS, INC.

TETON ADVISORS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.           The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on January 6, 1998, and was originally incorporated as Gabelli Advisers, Inc.  The original Certificate of Incorporation of the Corporation was subsequently amended on January 28, 2008 to change the name of the Corporation to Teton Advisors, Inc.

2.           The Amended and Restated Certificate of Incorporation of Teton Advisors, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3.           The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, Teton Advisors, Inc. has caused this Certificate to be signed by its Chief Executive Officer and President this 22nd day of January, 2009.

        TETON ADVISORS, INC.

        By: /S/ Nicholas F. Galluccio

        Name: Nicholas F. Galluccio
           Title: Chief Executive Officer and President

CERTIFICATE OF INCORPORATION

OF

TETON ADVISORS, INC.

FIRST:  The name of the Corporation is:  TETON ADVISORS, INC. (the “Corporation”).

SECOND:  The registered office of the corporation and registered agent in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808.  The name of its registered agent is Corporation Service Company.

THIRD:  The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any lawful act or thing for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:      A.  Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Class B Common Stock” (sometimes collectively referred to hereinafter as the “Shares”).  The total number of shares which the Corporation is authorized to issue is Two Million (2,000,000) shares:  One Million Two Hundred Thousand (1,200,000) shares shall be Class A Common Stock, par value $.001 and Eight Hundred Thousand (800,000) shares shall be Class B Common Stock, par value $.001.

B.   Rights of Common Stock.

1.           Dividend Rights.  The holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when and as declared by the Corporation’s Board of Directors (the “Board”), out of any assets of the Corporation legally available therefore, and on a pari passu basis, such dividends as may be declared from time by the Board.

2.           Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Common Stock and Class B Common Stock in proportion to the amount of such stock owned by each such holder.

3.           Voting Rights.  The holders of the corporation’s stock shall have voting rights as follows:

(a)           Class A Common Stock.  The holders of Class A Common Stock shall have the right to one vote per share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(b)           Class B Common Stock.  The holders of the Class B Common Stock, shall have the right to ten votes per share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(c)           Class Vote.  Except as may otherwise be required by law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class with respect to all matters which may be submitted to stockholders.

 4.           Conversion.  The holder of Class B Common Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert.  The holder of any shares of Class B Common Stock may, at such holder’s option, elect to convert (a “Conversion”) all or any portion of the shares of Class B Common Stock held by such person into a number of fully paid and nonassessable shares of Class A Common Stock at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock (subject to adjustments set forth in Section 4(c) herein, the “Conversion Rate”).  A holder shall be required to deliver the original certificates representing the shares of Class B Common Stock upon any conversion of the Class B Common Stock as provided in Section 4(b) below.

(b)           Mechanics of Conversion.  The Conversion of Class B Common Stock shall be conducted in the following manner:

                            (i)           Holder’s Delivery Requirements.  To convert Class B Common Stock into full shares of Class A Common Stock on any date, the holder thereof shall: (A) complete, execute and deliver to the Corporation the conversion certificate attached hereto as Appendix A (the “Conversion Notice”), and (B) surrender the certificate or certificates representing the Class B Common Stock being converted (the “Converted Certificate”) to the Corporation.  The Conversion Notice shall be effective and in full force and effect for a particular date if delivered to the Corporation prior to 5:00 pm, New York time, by facsimile transmission or otherwise, provided that the particular date is a business day, and provided that the original Conversion Notice and the Converted Certificate are delivered to and received by the Corporation within three (3) business days thereafter and that particular date shall be referred to herein as the “Conversion Date.”  The person or persons entitled to receive the shares of Class A Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of the Conversion Date.  If the original Conversion Notice and the Converted Certificate are not delivered to and received by the Corporation within three (3) business days following the Conversion Date, the Conversion Notice shall become null and void as if it were never given and the Corporation shall promptly return to the holder any Converted Certificate that may have been submitted in connection with any such conversion.

           (ii)          Corporation’s Response.  Upon receipt of a Conversion Notice, the Corporation shall (A) issue and deliver to such holder, or to the Depositary Trust Company account on such holder’s behalf, as instructed by such holder in the Conversion Notice, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as provided herein and (B) if the certificate so surrendered represents more shares of Class B Common Stock than those being converted, issue and deliver to such holder, or to the Depositary Trust Company account on such holder’s behalf, as instructed by such holder in the Conversion Notice, a new certificate for such number of shares of Class B Common Stock represented by the surrendered certificate which were not converted.  The shares of Class A Common Stock issued pursuant to the conversion shall constitute fully paid and non-assessable shares of Class A Common Stock.  The certificates to be delivered pursuant to this paragraph shall be issued to and received by such holder by the tenth (10th) business day following the Conversion Date.  Such delivery shall be made at such address as such holder may designate therefore in its Conversion Notice or in its written instructions submitted together therewith.

               (iii)           Minimum Conversion.  No less than 10 shares of Class B Common Stock may be converted at any one time by a particular holder, unless the holder then holds less than 10 shares and converts all such shares held by it at that time.

(c)           Adjustments of Conversion Rate for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time, (x) effect a stock split of the outstanding shares of Class A Common Stock without effecting a stock split of the outstanding shares of Class B Common Stock or (y) combine the outstanding shares of Class B Common Stock without similarly combining the shares of Class A Common Stock, the Conversion Rate shall be proportionately increased.  If the Corporation shall at any time or from time to time, (x) effect a stock split of the outstanding shares of Class B Common Stock without effecting a stock split of the outstanding shares of Class A Common Stock or (y) combine the outstanding shares of Class A Common Stock without similarly combining the shares of Class B Common Stock, the Conversion Rate shall be proportionately decreased.  Any adjustments under this Section 4(c) shall be effective at the close of business on the date the stock split or combination occurs.

(d)           Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon conversion of the Class B Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation, at its option, shall pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Class A Common Stock for the five (5) consecutive trading immediately preceding the Conversion Date, as applicable, or (ii) issue one whole share of Class A Common Stock to the holder.

(e)           Issue Taxes.  The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Class B Common Stock on conversion of shares of Class B Common Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

C.   Notice.  Any notice required to be given to the holders of shares of Class A Common Stock or Class B Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

FIFTH:   A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for broach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

                B.           (1)  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Paragraph B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Paragraph B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph B or otherwise.

                    (2)  If a claim under paragraph (1) of this Paragraph B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting the claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                    (3)  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

                    (4)  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against expense, liability or loss under the GCL.

                    (5)  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation for the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Paragraph B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

SEVENTH:  In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

EIGHT:  Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, amend and rescind any or all of the provisions of the Bylaws of the Corporation.  The stockholders of the Corporation may alter, amend and rescind any or all of the Bylaws of the Corporation only with the affirmative vote of the holders of a majority of the shares of the Common Stock.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, subject to the limitations set forth in this Certificate of Incorporation and in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article EIGHTH.

APPENDIX A

CONVERSION NOTICE

Reference is made to the Certificate of Incorporation of Teton Advisors, Inc. (the “Certificate of Incorporation”).  In accordance with and pursuant to the Certificate of Incorporation, the undersigned hereby elects to convert the number of shares of Class B Common Stock (the “Class B Common Stock”), of Teton Advisors, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock (the “Class A Common Stock”), of the Corporation, at a conversion ratio of one share of Class B Common Stock for one share of Class A Common Stock by tendering the stock certificate(s) representing the share(s) of Class B Common Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Class B Common Stock to be converted:

Stock certificate no(s). of shares of Class B Common Stock to be converted:

Please confirm the following information:

Number of shares of Class A Common Stock to be issued:

Please issue the shares of Class A Common Stock into which the shares of Class B Common Stock are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

By: (signature)   _________________________________

Name: (please print) ______________________________

Title (if applicable):   ______________________________

Address _______________________________________

______________________________________________

Dated: _________________________________________